Exhibit 99.1
PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	April 22, 2020

Derby, Vermont	For immediate release

For more information, contact: Kathryn Austin, President and CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2020, of $1,861,239 or $0.35 per share compared to $1,771,905 or $0.34 per share for the first quarter of 2019.

Total assets for the Company at the end of the quarter were $751,692,254 compared to $737,955,319 at year-end 2019 and $706,733,113 at the end of the quarter a year ago. The increase in total consolidated assets from year-end is due to an increase in the loan portfolio of $27.4 million, mostly commercial loans. The year to date increase in loans was funded with a decrease in cash of $9.9 million, maturities and cash flow of $4.1 million from the investment portfolio and an increase in deposits and borrowings of $12.0 million. Similarly, the $44.9 million increase in assets, year over year, was due to an increase in loans of $55.5 million offset by a decrease in overnight deposits of $11.7 million. The year over year balance sheet growth was funded in a similar manner. Core deposit growth provided the opportunity to pay off $25.0 million in short-term brokered deposits. Total deposit balances have increased $27.2 million, or 4.6%, year over year.

The Company’s liquidity position was enhanced at quarter end with a $20.0 million advance from a Borrow-in-Custody agreement with the Federal Reserve Bank of Boston. This action was taken to strengthen the Company’s liquidity position and ensure the ability to manage through any unforeseen disruptions or potential gridlock in the system due to challenges from the coronavirus. On March 16, 2020 the federal bank regulatory agencies released a statement encouraging banks to use the Federal Reserve’s discount window in an effort to support the liquidity and stability of the banking system.

The increase in earning assets combined with a decrease in cost of funds contributed to an increase in net interest income of $135,931 year over year. Lower market rates resulted in a decrease of 14 basis points in the yield on average earning assets and a decrease of 9 basis points in the average rates paid on interest bearing liabilities. These changes resulted in a net interest margin of 3.79% for the first quarter of 2020 compared to 3.85% for the same period in 2019, indicating that the decrease in short term interest rates will impact net interest income in future periods. The decrease in rates paid on deposit accounts did not result in any loss of accounts or balances in core deposit accounts.

The provision for loan losses for the first three months ended March 31, 2020 was $376,503 compared to $212,503 for the same period in 2019. Although changes to qualitative factors to estimate the impact to borrowers due to the government’s reaction to the COVID-19 pandemic contributed somewhat to the increase, the increase was mostly attributable to growth of the loan portfolio, year over year.

Total noninterest income for the three months ended March 31, 2020 of $1, 353,707 was up slightly from $1,318,700 for the same period in 2019. Total noninterest expenses decreased $63 thousand, or 1.2% year over year, mostly due to decreases in operating expenses such as marketing and consulting expenses, as well as some recovery of collection fees from the resolution of secondary market foreclosures. These decreases offset any moderate increases in other expenses, year over year.

Equity capital grew to $70.5 million, with a book value per share of $13.14 as of March 31, 2020, compare to equity capital of $63.6 million and a book value of $11.97 as of March 31, 2019.

Community National Bank, the subsidiary of the Company, participated in the Paycheck Protection Program administered by the Small Business Association as part of the Coronavirus Aid, Relief and Economic Security Act. During this offering, Community National Bank processed and received approval for 560 applications for a total of over $87 million. These loans are being disbursed to borrowers this week.

In commenting on the Company’s earnings, President and CEO Kathryn Austin said “The effects of the Covid-19 pandemic have been immediate and impactful to many of our customers, and the long term impact to our Company’s operational and financial results is difficult to predict.  We have focused on the health and safety of our employees and our customers, following our Pandemic and Business Continuity Plan and guidance from our State and Federal governments, to ensure safe access to banking services.  We have participated in aspects of the CARES Act, facilitating access to relief funds for businesses and individuals.  Business closures, lost jobs and operational changes resulting from this public health crisis will likely have long term impacts for our customers and our operations and financial results in future periods.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable May 1, 2020 to shareholders of record as of April 15, 2020.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.